Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                               Contact:
New York, N.Y. 10022                                     --------
                                                         Mark L. Aaron
                                                        (212) 230-5301


                 TIFFANY TO SELL ITS LITTLE SWITZERLAND BUSINESS
                 -----------------------------------------------

New York, NY, August 2, 2007 -- Tiffany & Co. (NYSE - TIF) today reported that one of its subsidiaries has entered into an agreement with NXP Corporation for NXP to purchase 100% of the stock of Little Switzerland, Inc. NXP operates retail stores under the brands "Jewels" and "Azura by Jewels" in the Caribbean offering branded jewelry and watches.

The loss related to this transaction is expected to reduce Tiffany's after-tax earnings in the second quarter ended July 31, 2007 by approximately $0.15 -$0.18 per diluted share. The Company expects to complete the transaction on or about August 31, 2007.

Earlier this year, the Company had disclosed that it had hired Evercore Group L.L.C. to assist management in exploring various strategic alternatives related to Little Switzerland.

The Company expects to report its second quarter results on August 30, 2007. At that time, the Company will discuss the post-sale beneficial effect of this transaction on its future financial results.

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2006 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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